Exhibit 99.1

[00:00:06.10] - Introduction

The Presidio Business Model: A Different Approach to Generating Steady Income from American Energy. Presidio offers yield in the form of a dividend, backed by strong hedged revenue from stable oil and gas wells. We don’t drill, we produce and distribute the cash flow to our shareholders. How does it work? We produce from thousands of oil and gas wells, which we operate efficiently by cutting costs and optimizing Production. These are real assets generating cash every day. How impactful can that be? We’ve historically cut operating costs by 47% within the first year while maintaining stable production. We pass this profit onto our shareholders through our dividend. Further, to ensure our dividend is stable, we hedge commodity price, typically for five plus years, taking the risk out of the commodity game. Our secret? We treat every well, every route, as a business whose objective is cash flow. We push information, authority, and action down to the field operators closest to the wells. They run the business. They create cash flow. They attack everything from labor, compression, and chemicals to soap sticks and everything in between. And here’s what makes us different. We don’t drill. We’ve never drilled a well. That means stability and predictable cash flows in every environment. Even when the markets move. What’s next? We have a proven operational playbook for acquiring and optimizing producing assets. We intend to continue executing that strategy; acquiring producing oil and gas wells, optimizing production, reducing operating costs, and enhancing cash flow. The Presidio Model. Simple. Stable. Yield.

[00:02:05.12] - Will Ulrich

The cool thing about Presidio is that it started with two friends and an idea. And the idea was that we wanted to do things better than they had ever been done in the oil field before.

[00:02:13.06] - Chris Hammack

If you think about oil and gas and two guys wanting to start a company, what makes more sense than a Harvard finance guy and an Aggie engineer?

[00:02:19.10] - Will Ulrich

We wanted to create a new business that was really a strategy focused on generating equity returns that were leading in the industry and also generating returns to those investors in the form of ongoing dividends and distributions. Our first acquisition as a private company, our mission at that point was go 10x the company and we did it within 12 months. We were the first private business to be doing this strategy. We’ve perfected it as a private company and now we’re taking that successful private company public.

[00:02:53.03] - Chris Hammack

So Will and I met back in 2012, I believe. The company that he was working for actually, we merged a company that I was working for together, one of the partners of.

[00:03:01.02] - Will Ulrich

We worked together for a period of time. We did a bunch of acquisitions together. We traveled the country.

[00:03:05.01] - Chris Hammack

Will and I got to know each other really, really well. We got to do a lot of deals together to get to know each other on that side.

[00:03:10.17] - Will Ulrich

He eventually moved on to a different business and then we reunited in 2016 to start Presidio. So I’ve always been kind of a contrarian. I think if you talk to my parents, maybe they would have even a different word for it as a kid, but I’ve been an entrepreneur for a long time and I had learned a lot about the industry, but I was still young enough to want to be disruptive.

[00:03:30.18] - Chris Hammack

I think when we started, the idea was, what was this business plan going to be? Was it going to be something we had done before? Was it going to be some variation of what most people were doing at the time?

[00:03:38.21] - Will Ulrich

I wanted to be a real technology first oil and gas company, which didn’t exist at that time in 2016. Really, I didn’t even know what it meant, but I knew I had to surround myself with experts and partners and people who could really drive forward the vision for being a digitally forward oil and gas company.

[00:03:56.01] - Chris Hammack

You know, in those days, you know, we were, you know, if you’re not drilling, it’s not thrilling or whatever the saying is. And so the idea was, what’s the opposite of that? And so the premise was, what’s wrong with just going and buying existing assets and making them better? We wanted something that was easy to understand, that’s easy to model, that there’s a lot of ways to win in this equation and not a whole lot of ways to lose.

[00:04:18.08] - Will Ulrich

We’ve never drilled an oil and gas well. It’s a very different strategy.

[00:04:21.14] - Chris Hammack

We are very much focused on the more mature assets and not focused on development assets. We’ll speak to investors and talk to people, tell them about the business model and what we do and how we don’t drill and how we create returns, and then 20 minutes later, somebody’s asking me, “Well, what do you do with drilling?” I’m like, “We don’t drill. We’ve never drilled an oil and gas well. We’re never gonna drill an oil and gas well.”

[00:04:40.05] - Will Ulrich

Our business is focused on the last 70 years of those wells. This is a pure cash flow PDP, Proved Developed Producing business where we essentially produce oil and gas from wells. We hedge the revenue associated with that production and so we create a steady revenue stream. We have our fixed operating expenses, we have some amortization on our debt and the balance we pay as a fixed dividend to our shareholders. It’s lower risk, it’s low decline production, it’s hedged production and hedged revenues, it’s the operating expenses that are managed every single day to be the lowest level possible, and it results in a strong fixed dividends that we can sustain for the future.

[00:05:27.19] - Will Ulrich

The typical oil and gas company is investing in developing properties, and most businesses are geared towards new drilling, higher declines, not really focused on managing the full life cycle of the well, but more focused on managing the first 30 days or 60 days or year of a well’s production, which involves taking risk. It involves taking enormous amounts of capital into these kind of discrete projects. The problem there was that they weren’t really generating any returns from all that capital. Our decline profile is much lower, so our production only declines about 8% a year compared to the industry, which declines probably on average 30 to 40%. It causes us to focus exclusively on the efficiency of those wells from both a production standpoint and from an operating expense standpoint.

[00:06:14.22] - Chris Hammack

And there’s just really nobody in that space right now that knows how to do what we do.

[00:06:20.06] - Will Ulrich

I jokingly say that then for a long time nothing happened because as we went out with the idea there was very little interest in a strategy that didn’t involve just massive amounts of drilling.

[00:06:32.16] - Chris Hammack

There were times we looked at each other and said, you know, how much longer do we have?

[00:06:36.02] - Will Ulrich

But rather than give up, we kind of recommitted to the strategy.

[00:06:42.18] - Will Ulrich

We called it a 21st century E&P company. And that was really across, you know, three main ideas. You know, one idea was contrarian thinking. The second idea was systems over goals. And the third idea was that every company needs to be a tech company. Our mantra is to push decision making as far down into the organization as possible. If you allow people to go and kind of be their own entrepreneurs, which is, you know, pushing that entrepreneurial mindset across the entire business, turns out they do really awesome things.

[00:07:13.07] - Chris Hammack

We do a lot of things here in Fort Worth on the technical side, but really the kind of the secret sauce is the empowerment of our field guys.

[00:07:19.09] - Will Ulrich

A guy who’s driving around out in the field tending a set of wells where his mission is to make those the most efficient wells possible. And we empower him with the ability to make decisions, we give him the information that it takes for him to make those good decisions, and to the extent that he needs something new developed from a technological perspective, we’ll work on developing that for him.

[00:07:40.02] - Chris Hammack

As you factor in what AI can do for us, is a guy might not see a nuance in some pressures or flow rates or something like that on a day to day or like a weekly basis, AI can look for anomalies and say, “Hey, maybe you ought to take a look at this.” We have a very concise thesis and it hasn’t changed, right? It’s about this profitability at the well, and everybody in this company knows what that thesis is. All we focus on every day is margin. It’s not necessarily how much production you can get. It’s not necessarily how much lower you can get expenses. It’s the right match in there to say, “Okay, where do we maximize profitability?” And that’s our job. That’s our job every day.

[00:08:15.21] - Will Ulrich

Chris and I always had a vision to take this company public. We wanted a permanent source of capital. We’ve built an incredible machine here to go and acquire and optimize these assets. And it wasn’t something that we wanted to just go sell. It was something where we wanted to create a venture where we can go and access capital from the public markets, access additional private capital to be able to grow really at a much bigger rate than we have as a private company.

[00:08:43.00] - Chris Hammack

We’re not going public on an idea. We’re going public on a thesis that has been tried and true.

[00:08:49.19] - Will Ulrich

The dividend strategy is simple. It’s a fixed annual dividend paid out of the cash flow from these producing oil and gas assets, and we’re going to increase it over time by acquiring additional cash flows from additional assets. Our growth will come through acquisitions, and so there is a massive opportunity to go buy assets in today’s oil and gas market. Our acquisition backlog has grown over the last several months from $5 billion to $15 billion, and we think we can buy these properties at attractive prices and through our optimization drive really incredible industry leading returns. We’re offering an industry leading fixed dividend of 13% per year. We’re going to grow that dividend over time and as a result we’ll be generating additional cash flow for investors and we’ll be investing it at rates that far exceed our cost of capital which is going to drive that long term appreciation in the stock price.

[00:09:43.17] - Will Ulrich

Our dollars were the first dollars into this company, and our dollars continue to be in this company. If we were going to be in this business together for 20 or 30 years, that at the end of the day, our legacy was going to be these guys were known as the most efficient operators and the most efficient capital allocators most consistently across cycles. They’ve removed kind of the boom and bust that this industry has lived with for the last 150 years. You know, we’re not here to cash out. We’re here to be the long term stewards of this business, and we’re even going to take 100% of what we’ve earned over the last seven years and put those chips back into the middle of the table.

[00:10:18.18] - Chris Hammack

It definitely shows 100% alignment in the fact that we’re buying in to exactly what we’re trying to tell everybody else to get so excited about, right?

[00:10:31.03] - Will Ulrich

To us, you know, going public, it’s the American dream. You think back to when we started this company, Chris and I were paying salaries out of our checking accounts and that was eight years ago and we’ve gone from that to listing on the New York Stock Exchange here in a few weeks.

[00:10:43.04] - Chris Hammack

We can feel the wave of what’s coming. The idea of getting ahead of this and being the first company that’s out there that just focuses on this. Now the idea of going out and building a public company and having public intake on what we want to do and what we’re going to do, I think makes all the sense in the world.

[00:10:58.15] - Will Ulrich

The long-term vision is to go from the $700 million enterprise that we are as a company going public today to a $7 billion enterprise in the near future.

[00:11:07.18] - Chris Hammack

We love to tell the story. We love to tell about where we started. We love to tell about where we’re at. We love to talk about where we’re going.

[00:11:12.23] - Will Ulrich

There’s no piece of the modern lifestyle that doesn’t get touched every single day by this industry. As a result, it’s really dynamic and interesting and despite the kind of rumors of its death, it’s an industry that’s going to be around for a long period of time.

[00:11:27.08] - Chris Hammack

If there was a message to deliver, it’d be, “Get on board. Let’s go.”